Filed Pursuant to Rule 433 of the Securities Act of 1933
Relating to Preliminary Prospectus dated August 30, 2024
Registration statement no. 333-281514





FBS GLOBAL LIMITED

Build With Sustainability

Investor Presentation – [--] 2024
Nasdaq Proposed Symbol: FBGL

FREE WRITING PROSPECTUS DISCLAIMER

This free writing prospectus relates to the initial public offering of ordinary shares of FBS Global Limited (the "Company) and should be read together with the preliminary prospectus dated August 12, 2024 (the "Preliminary Prospectus") to the Registration Statement on Form F-1 (File No. 333-), which can be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1938534/000149315224005458/formf-1a.htm.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the Registration Statement ("including the risk factors described therein) and other documents the Company has filed with the United States Securities and Exchange Commission ("SEC") for more complete information about the Company and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, we or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Eric Schweitzer from Wallachbeth Capital, LLC at Harborside Financial Center Plaza 5, 185 Hudson Street, Ste 1410, Jersey City, NJ 07311 United State or through email at cap-mkts@wallachbeth.com.

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements. All statements contained in this presentation other than statements of historical fact, including statements regarding our future results of operations and financial positions, our business strategy and plans, and our objectives for future operations, are forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We have based these forward-looking statements largely on our current expectations and projections about the future events and trends that we believe may affect our financial condition, result of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those describe in the "Risk Factors" section of the Company's preliminary prospectus filed on Form F-1. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. Thus, you should not rely upon forward-looking statements as expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

OFFERING SUMMARY

Issuer	FBS GLOBAL LIMITED
Proposed Listing/Symbol	Nasdaq Capital Market: FBGL
Offering Type	Initial Public Offering
Securities Offered	2,250,000 Ordinary Share
Expected Price Range	$4.50 to $5.00 per Ordinary Share
Gross Proceeds	Approximately $10.1 million (based upon an assumed initial public offering price of $4.50 per Ordinary Share) excluding proceeds from exercise of the Underwriters' over-allotment option
Use of Proceeds	• 30% of the net proceeds for M&A projects, partnerships and future business development • 30% of the net proceeds to expand our existing locations to develop new customers by hiring more qualified personnel and undertake more marketing efforts • 10% of the net proceeds for working capital and general corporate purposes • 30% of the net proceeds for research and development and artificial intelligence analytics for new green building materials.
Underwriter	WallachBeth Capital, LLC

COMPANY PROFILE

Overview

- A premier integrated engineering company founded in 1996

Sustainable Business

- Proven record of completing numerous civil and infrastructure projects
- Ventures into different fields to secure the supply chain of essential building materials for the construction sector
- Sourcing for sustainable materials across the globe while working with third parties to speed up the process of building zero energy infrastructure

COMPANY PROFILE

Bridging Tomorrow's World

- Vast and diversified experience enables us to undertake various sorts of civil engineering and infrastructure construction projects
- We have strong support from our in-house technical specialists to satisfy any specific needs

Our Vision

- Our Company envisions that sustainability in both business and environment is the only way to move forward

“Our Pledge:

To be conscientious in the production of construction solutions that is sustainable and environment friendly”

OUR GREEN MATERIALS

We work with reputable green marked construction material manufacturers to develop green building solutions

Example Material List

- USG Boral StandardCORE – a non-combustible, lightweight plasterboard panel
- USG Boral Wetstop – moisture resistant plasterboard encased in recycled face and back papers
- USG Boral Firestop – a fire-resistant gypsum core plasterboard
- USG Boral Impactstop – specially formulated high density core plasterboard for heavy traffic applications
- USG Boral Shaftliner – fire, sound and mold resistant panels
- Rockwool Safe 'n' Silent Pro – resilient, thermal and heat resistant stone wool products made from volcanic stone
- Dasso XTR Exterior Strand Woven Bamboo Decking - zero VOC, non-leaching Class A fire rated

Business Overview

FBS GLOBAL LIMITED

BUILD FOR SUSTAINABILITY

OUR PLEDGE: To be conscientious in the produce of construction solutions that is sustainable and environment friendly

Private & Confidential

74 Tagore Lane, #02-00 Sindo
Industrial Estate
Singapore 787498
www.FBSGlobal.com.sg

Overview

The predecessor of our principal operating company was incorporated on March 9, 1996 in Singapore under the name Finebuild Systems Pte Ltd. Pursuant to a restructuring that took effect on August 2, 2022, FBS Global Limited, an exempted company incorporated in the Cayman Islands, through its wholly owned subsidiary, Success Elite Developments Limited, a company incorporated in BVI, became the ultimate holding company of our current principal operating subsidiary referred to herein as FBS SG.

From its beginning as a construction company since 1996, FBS SG has developed into a premier integrated engineering company that provides a full suite of construction and engineering services. These services include the supply of building materials and precast concrete components, recycling of construction and industrial wastes, research, and development, as well as pavement consultancy services.

Competitive Strengths

- ***Established track record of over 20 years in interior fitting-out works*** with experience in a wide range of project types, including mixed developments, private residential developments, hospitals, and commercial developments.
- ***Providing competent and experienced value engineering design solutions for our customers*** that optimize the cost, durability and maximize efficiency.
- ***Proven track record with respect to safety, quality and timely project execution*** with certifications and gradings which we believe place us in an advantageous position when our customers review our tender proposals or quotations. Certifications include ISO 9001:2015, ISO 14001:2015 and ISO 45001:2018, and the highest level bizSAFE Level Star certification, reflecting our workplace safety practices. We are also graded L5 in CR06 Interior Decoration & Finishing Works, B2 in CW01 General Building, and General Builder Class 1.
- ***Experienced and dedicated management and project team***: Most of our executives have over 20 years of experience in this industry and have accumulated experience and goodwill in the industry, which has helped us to grow our business through word-of-mouth recommendations.

Our Vision for Sustainable Business

We believe our comprehensive and diversified experiences well-position us to undertake a broad range of forward looking green civil engineering and infrastructure construction projects. Our depth of experience is further supported by our team of in-house technical specialists. We believe that, in addition to this depth of experience and specialized technical staff, our innovative ideas, productivity, and efficiency set us apart from our competition and allow us to be poised to provide cutting edge construction and engineering services in furtherance of sustainability.

Projects with Green Mark

We have completed multiple projects in Singapore that received the **Green Mark Award**; an award given to buildings that meet the Singapore's Building Construction Association's (BCA) Green Mark Standard (green building rating system designed to evaluate a building's environmental impact and performance).



Architectural works for BCA Skylab; awarded BCA Green Mark Platinum Award



Drywall partition and ceiling for Singapore Sports Hub; awarded BCA Green Mark Gold Plus Award



Drywall partition and ceiling for Punggol Watertown (residential); awarded BCA Green Mark Gold Plus Award

SHARE OFFERING INFORMATION

Growth Strategies

Our business growth strategy is to ***provide green and sustainable building solutions*** *by offering a full spectrum of services, products and project management for our customer's buildings in Singapore.*

We believe we are well positioned to capitalize on the prevailing trend towards sustainability and innovations in the buildings industry, and we plan to do so through three strategic priorities:

Capitalize on Key Growth Vectors: We believe that increased focus on sustainable development through such initiatives as decarbonization, healthy buildings/indoor environmental quality and smart buildings represent key growth opportunities. We are seeking to leverage our existing portfolio breadth and investments in services and product development, combined with the expansion of its green building materials, to offer differentiated solutions and innovative fit-out plans.

Accelerate in High Growth Regions and Verticals through expanding our presence in regional high growth regions of ASEAN countries and investing in supply chain vertical integration within the markets we already serve.

Sustain a High-Performance, Customer-Centric Culture by investing in talent to build a diverse workforce that is solutions oriented and focused on continuous learning and growth.

SHARE STRUCTURE IMMEDIATELY AFTER THE OFFERING



Mr. Tan Yeok Lin
Mr. Kelvin Ang
Mr. Li Yi Shenn
Public
100 %
100 %
Master Stride Limited
69.4% (pre-offering holding of 90.4%)
Fame Hall Investment Limited
0% (pre-offering holding of 4.9%)
0% (pre-offering holding of 4.7%)
22.6% (0% pre-offering)
FBS Global Limited (Cayman Islands)
100 %
Success Elite Developments Limited (BVI)
100 %
FineBuild Systems (Singapore)

BUILDER'S LICENSE & BCA

REGISTERED CONTRACTORS

WORKHEADS	DESCRIPTION	GRADE	EXPIRY DATE
CW01	General Building	B2	01/07/2025
CR06	Interior Decoration & Finishing Works	L5	01/07/2025

LICENSED BUILDERS

LICENSING CODE	DESCRIPTION	EXPIRY DATE
GB1	General Builder Class 1	16/06/2027

ISO CERTIFICATION



CERTIFICATE OF REGISTRATION

Certificate No. 744305

The Quality Management Systems of

Finebuild Systems Pte. Ltd.

74 Tagore Lane #02-00 Sindo Industrial Estate Singapore 787498

has been audited and found to conform to

ISO 9001:2015

for the following activities

Building Construction Services

Date of Issue:	Date of Expiry:	Initial Certification:
31 July 2024	27 August 2027	28 August 2018

Guardian Independent Certification Pte Ltd

Accredited by Member of the IAF MLA



CERTIFICATE OF REGISTRATION

Certificate No. 700030

The Environmental Management Systems of

Finebuild Systems Pte. Ltd.

74 Tagore Lane #02-00 Sindo Industrial Estate Singapore 787498

has been audited and found to conform to

ISO 14001:2015

for the following activities

Building Construction Services

Date of Issue:	Date of Expiry:	Initial Certification:
31 July 2024	27 August 2027	28 August 2018

Guardian Independent Certification Ltd



CERTIFICATE OF REGISTRATION

Certificate No. 793487

The Occupational Health and Safety Management Systems of

Finebuild Systems Pte. Ltd.

74 Tagore Lane #02-00 Sindo Industrial Estate Singapore 787498

has been audited and found to conform to

ISO 45001:2018

for the following activities

Building Construction Services

Date of Issue:	Date of Expiry:	Initial Certification:
31 July 2024	27 August 2027	28 August 2018

Guardian Independent Certification Pte Ltd

Accredited by Member of the IAF MLA

BIZSAFE STAR & GREEN & GRACIOUS CERTIFICATION


WSH COUNCIL

Date of issue: [illegible]

bizSAFE STAR

CERTIFICATE

The Workplace Safety and Health Council
is pleased to certify that

FINEBUILD SYSTEMS PTE LTD

has fulfilled the requirements to attain bizSAFE Level Star

This certificate is valid till 27/08/2027

Christopher Koh
General Manager
Workplace Safety and Health Council

Certificate No. [illegible]


GREEN AND GRACIOUS BUILDER Award

BCA GREEN AND GRACIOUS BUILDER AWARD

Presented to

FINEBUILD SYSTEMS PTE LTD

In the category

CERTIFIED

Mr Lee Kay Chai
President
The Singapore Contractors Association Ltd

Louise Chua
Executive Director
The Singapore Contractors Association Ltd

Certificate No: [illegible]
Original issue date: [illegible]
Issue date: [illegible]
Expiry date: [illegible]

THE BCA SKYLAB

- The SkyLab was built by FineBuild Systems for Singapore's Building and Construction Authority (BCA) to provide on experimental laboratory for green living
- The BCA SkyLab can rotate 360 degrees. It will enable testing at any orientation for sun and wind, accelerating the pace of research and application of energy-efficient building technologies in the tropics



SUCCESSFUL GREEN BUILDINGS IN SINGAPORE

Punggol Watertown



Key Features

- Estimated energy savings: 2,913,243 kWh/yr; estimated water savings: 18,541 m^3/yr; RETV: 16.73 W/m^2
- Provision of energy efficient home appliances such as gas water heaters for up to 73% of the units and '4 ticks' air-conditioners for all units
- Use of regenerative lifts with variable voltage variable frequency motor drive and sleep mode features
- Provision of WELS rated water efficient fittings and washing machine for all units
- Extensive greenery reducing the urban heat island effect
- Application of cool paints for external east and west facades to reduce solar heat gain

Singapore Sports Hub



- Efficient chilled water system
- Extensive use of energy efficient lightings & sensors
- 707kWp Solar PV Generation with measure Solar Energy output of 892MWh per year
- Use of NEWater for Cooling Towers
- Energy-saving lifts and escalators
- Extensive smart sub-metering to monitor individual venues water consumption through IBMS
- Rainwater harvesting for irrigation complimented with advanced pitch soil sensors
- Hot water using chiller's heat recovery system

SUCCESSFUL GREEN BUILDINGS IN SINGAPORE

Marina One



- Heat pipes for all PAHUs
- Electronic Air Filter(EAC) at AHU units
- CO Sensor with ductless Jet Fan for Carpark Ventilation
- Energy Savings for lighting, through the usage of energy efficient fixtures such as LED at carparks, retali, toilets etc and T5 Fluorescent at Office Spaces
- NEWater for Toilet Flushing and Facade Cleaning
- Provision of Green Chute & Pneumatic Chute System

Yishun Community Hospital

- Building envelope to achieve ETTV of 38 W/m2 while harnessing day-light and providing a glare free environment.
- Optimized ward layout and façade design through simulation support to enhance natural ventilation for user comfort.
- The actual operating chiller plant efficiency is 0.590 kW/RT during daytime, and 0.577 kW/RT during night-time.
- Meticulous facade design though wind-driven rain (WDR) analysis for naturally ventilated wards and corridors to minimize impact from rain.
- Extensive greenery through provision of meditative/rehabilitative gardens, green spaces for horticultural therapy, staff gardens and roof-top greenery achieving a green plot ratio greater than 5.0.
- 100% hot-water system to address hot-water demand of wards and kitchen with heat-pump back-up system
- Pre-cooled AHU with IAQ improvement (TiO_2 coating and UVC emitters) for enhanced indoor air quality.



INTERIOR DESIGN WORKS

National Cancer Centre Singapore



(1) Photos taken by the Company on 13/12/2022


R1
R2
R3
R4
Radiation
Oncology

(2) Photos taken by the Company on 13/12/2022

INTERIOR DESIGN WORKS

The Palette


CLUBHOUSE 3

(3) Photos taken by the Company on 26/10/2015


CLUBHOUSE 1

(4) Photos taken by the Company on 26/10/2015

SELECTED FINANCIAL INFORMATION

	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2023
	audited	audited	audited	audited
	(SGD'000)	(SGD'000)	(SGD'000)	(USD'000)
Revenue	22,735	16,824	21,810	16,140
Gross profit	3,845	2,181	2,645	1,957
Operating expenses	(2,114)	(2,107)	(2,690)	(1,990)
Other income	411	136	12	8
Income tax (expenses) benefit	(364)	(142)	38	28
Net income (loss)	1,778	68	5	3

SELECTED FINANCIAL INFORMATION

	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2023
	audited	audited	audited	audited
	(SGD'000)	(SGD'000)	(SGD'000)	(USD'000)
Assets				
Current assets				
Cash	3,670	1,990	4,482	3,317
Trade and other receivable	4,845	3,527	3,888	2,876
Contract assets	6,588	7,024	5,110	3,782
Total current assets	15,103	12,541	13,480	9,975
Non-current assets				
PPE	3,829	3,851	3,692	2,732
Others	274	796	1,097	812
Total non-current assets	4,103	4,647	4,789	3,544
Total Assets	19,206	17,188	18,269	13,519

SELECTED FINANCIAL INFORMATION

	December 31, 2021	December 31, 2022	December 31, 2023	December 31, 2023
	audited	audited	audited	audited
	(SGD'000)	(SGD'000)	(SGD'000)	(USD'000)
Liabilities				
Current liabilities				
Trade and other payables	10,255	8,784	9,325	6,901
Contract liabilities	804	425	1,483	1,097
Bank borrowings and lease	1,732	1,167	1,465	1,084
Total current liabilities	12,791	10,376	12,273	9,082
Non-current liabilities				
Bank borrowings and lease	2,593	1,722	901	667
Total non-current liabilities	2,593	1,722	901	667
Total Liabilities	15,384	12,098	13,174	9,749
Net Assets	3,822	5,090	5,095	3,770

USAGE OF PROCEEDS

30% of the net proceeds for M&A projects, partnerships, collaborations, joint-ventures and future business development

30% of the net proceeds to expand our existing locations to develop new customers by hiring more qualified personnel and undertake more marketing efforts;

10% of the net proceeds for working capital and general corporate purposes; and

30% of the net proceeds for research and development and artificial intelligence analytics for new green building materials.

BOARD AND MANAGEMENT TEAM

Name	Age	Position
Kelvin Ang	62	Executive Director and CEO
Kong Chen Yung (Arthur)	42	Independent Director
Lee Puay Khng	69	Independent Director
Charlie Yi	58	Independent Director
Chew Chong Ye	31	Chief Financial Officer
Ang Boon Chuan	48	Senior Project Manager (Architectural)
Li Ming	47	Senior Project Manager (Construction)

FBS Global Limited

- 74 Tagore Lane
- Singapore 787498
- Contact: +65-6285 7781
- Fax: +65-6285 3557
- Email: finebuild@singnet.com.sg
- Website: www.fbsglobal.com.sg

Underwriter

- WallachBeth Capital, LLC.
- Address: Harboside Financial Center Plaza 5, 185 Hudson Street, Ste 1410, Jersey City, NJ 07311
- Email: cap-mkts@wallachbeth.com